Exhibit 99.2

Pursuant to the Plan of Reorganization, the Issuer issued to Pacificor (through the Managed Accounts), Pacificor Insurance Fund LP ("Pacificor Insurance"), Pacificor Fund, Pacificor Fund II and Pacificor Offshore (collectively referred to as the "Pacificor Entities") an aggregate of 907,017 shares of Series A Reedemable Voting Manditorily Convertible Preferred Stock ("Convertible Preferred Stock"), of which 42,023 shares are held by Pacificor Insurance, 164,186 shares are held by Pacificor Fund, 115,474 shares are held by Pacificor Fund II, 131,796 shares are held by Pacificor Offshore and 447,538 shares are held in the Managed Accounts. The Convertible Preferred Stock is not a registered security under Section 12 of the Securities and Exchange Act of 1934, as amended. The Convertible Preferred Stock accrues dividends at a rate of 20% per year, which amount will be compounded semi-annually. All accumulated and unpaid dividends will be added to the initial liquidation value per share and shall continue accruing until the earlier of (i) the redemption of the shares of Convertible Preferred Stock by the Issuer, (ii) the conversion of the Convertible Preferred Stock in accordance with provisions of the Certificate of Designations of the Convertible Preferred Stock (the "Certificate of Designations") and (iii) the date the Issuer otherwise acquires the Convertible Preferred Stock. The Issuer may elect to redeem all or any of the Convertible Preferred Stock outstanding at any time, in cash, at a price per share of Convertible Preferred Stock equal to the liquidation value of a share of Convertible Preferred Stock at such time, which amount is equal to the sum of
(i) the initial liquidation value per share of Convertible Preferred Stock, (ii) accumulated dividends thereon and (iii) accrued but unpaid dividends thereon, in each case, from and including the last dividend reference date to and excluding the redemption date. If the Issuer calls for the redemption of all or any of the Convertible Preferred Stock prior to the third anniversary of the Effective Date, the holders of the affected shares of Convertible Preferred Stock are entitled to convert a specified number of those shares into Common Stock pursuant to the terms and conditions of the Certificate of Designations, which amount shall be apportioned on a pro rata basis per holder. If the Issuer were to redeem all of the issued and outstanding Convertible Preferred Stock and the Pacificor Entities were to convert the maximum amount, assuming the Issuer shall not have paid any of the liquidation preference or issued any equity securities of the Issuer to management in accordance with the Plan or other security convertible into Common Stock, the Convertible Preferred Stock currently held by the Pacificor Entities would convert, in the aggregate, into a number of shares of Common Stock ranging from a minimum of 0 to a maximum of 682,434 shares of Common Stock, with such amounts increasing in a linear fashion from the Effective Date to the date immediately prior to the third anniversary of the Effective Date. Under the circumstances described in the preceding sentence and assuming that all holders of Convertible Preferred Stock were to elect to convert the maximum number of shares of Convertible Preferred Stock held by them, the Pacificor Entities would hold, in the aggregate, from a minimum of 31.3% to a maximum of 32.7% of the issued and outstanding Common Stock, with such percentage increasing in a linear fashion from the Effective Date to the date immediately prior to the third anniversary of the Effective Date. Except as provided in the preceding sentences, no holder of Convertible Preferred Stock may convert its shares into shares of Common Stock prior to the third anniversary of the Effective Date. On the third anniversary of the Effective Date, all shares of Convertible Preferred Stock will automatically be converted into a number of shares of Common Stock equal to 94% of the total issued and outstanding Common Stock, subject to certain downward adjustments in the event that, prior to the third anniversary of the Effective Date, the Issuer shall have redeemed shares of Convertible Preferred Stock, paid any portion of the liquidation preference or issued equity securities of the Issuer to management in accordance with the Plan of Reorganization, in each case, as more fully set forth in the Certificate of Designations. Assuming that the Issuer shall not have paid any of the liquidation preference, redeemed any Convertible Preferred Stock or issued any equity securities of the Issuer to management, the shares of Convertible Preferred Stock held by the Reporting Persons would automatically convert, in the aggregate, into 43,469,942 shares of Common Stock on the third anniversary of the Effective Date. Under the circumstances described in the preceding sentence, on the third anniversary of the Effective Date the Reporting Persons would hold, in the aggregate, 37.9% of the issued and outstanding Common Stock. The Convertible Preferred Stock has equal voting rights and votes together as a single class with the Common Stock and any other class of preferred stock so entitled to vote with the Common Stock on an as-converted basis as if converted on the third anniversary of the Effective Date. The Convertible Preferred Stock also has separate class voting rights with respect to certain activities of the Issuer. Pacificor, as investment manager of the Managed Accounts and of Pacificor Offshore, and as the sole general partner of Pacificor Fund, Pacificor Fund II and Pacificor Insurance, has voting and dispositive power over the 907,017 shares of Convertible Preferred Stock held, in the aggregate, by Pacificor Insurance, Pacificor Offshore, Pacificor Fund and Pacificor Fund II, or in the Managed Accounts, and may be considered to be the beneficial owner of such shares of Convertible Preferred Stock. The Klein Trust, as managing member of Pacificor, may likewise be considered to be the beneficial owner of such shares of Convertible Preferred Stock.